Exhibit 10.2

DAYSTAR TECHNOLOGIES, INC.

SENIOR SECURED FIXED RATE NOTE DUE 2007

No. 004	September 14, 2007
$5,000,000

FOR VALUE RECEIVED, the undersigned, DAYSTAR TECHNOLOGIES, INC., a Delaware corporation (herein called the “Company”), hereby promise to pay to LC CAPITAL MASTER FUND, LTD. (the “Purchaser”), or registered assigns (collectively, with the Purchaser, the “Holders”), the principal sum of FIVE MILLION UNITED STATES DOLLARS (or so much thereof as shall not have been prepaid) on December 15, 2007 with interest (computed on the basis of a year of 360-days payable for the actual number of days elapsed including the first day but excluding the last day) (a) on the unpaid balance thereof on each Interest Payment Date (as defined in the Loan Agreement referred to below) at the rate per annum equal to the Applicable Rate (as defined in the Loan Agreement referred to below), from the date hereof until the principal hereof shall have become due and payable and (b) to the extent permitted by law, upon the occurrence and during the continuation of an Event of Default (as defined in the Loan Agreement referred to below), on any principal (at the Applicable Price (as defined in the Loan Agreement referred to below)) or interest, if any, payable on each Interest Payment Date (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the default rate set forth in Section 2.4(b) of the Loan Agreement referred to below.

Payments of principal of, interest on and any Applicable Prepayment Premium with respect to this Note are to be made in lawful money of the United States of America as provided in the Loan Agreement referred to below.

This Note is one of a series of Senior Secured Fixed Rate Notes (herein called the “Notes”) issued pursuant to the Amended and Restated Loan Agreement of even date herewith (as from time to time amended, the “Loan Agreement”), among the Company, the Subsidiary Guarantors party thereto from time to time, the Purchaser and Lampe, Conway & Co., LLC as Agent for the Holders and is entitled to the benefits thereof. This Note is subject to the terms and conditions of the Loan Agreement and in the case of a perceived conflict between this Note and the Loan Agreement, the provision of the Loan Agreement shall govern.

Payment of the principal (at the Applicable Price (as defined in the Loan Agreement)), if any, of and interest on this Note has been guaranteed by certain Guarantors in accordance with the terms of the Guaranties (as defined in the Loan Agreement).

As provided in the Loan Agreement, upon surrender of this Note for transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to the transferee.

This Note is subject to prepayment at the times and on the terms specified in the Loan Agreement, but not otherwise.

If an Event of Default, as defined in the Loan Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Loan Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

DAYSTAR TECHNOLOGIES, INC. By:

By: /s/ Stephan J. DeLuca

Name: Stephan J. DeLuca

Title: Chief Executive Officer